Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	2009 FIRST FISCAL QUARTER NET INCOME INCREASES 29.5% OVER PRIOR YEAR

•	CAPITAL LEVELS ABOVE THE REGULATORY “WELL CAPITALIZED” THRESHOLD

Minerva, Ohio—October 28, 2008 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter 2009 earnings per share of $0.28 compared to $0.23 for the previous quarter ended June 30, 2008 and compared to $0.21 for the same period ended September 30, 2007. Net income for the first fiscal quarter of 2009 was $570 thousand, an increase of $105 thousand from the previous quarter ended June 30, 2008 and a $130 thousand increase from the same quarter in 2007. Return on average assets (ROA) and return on average equity (ROE) for the first fiscal quarter of 2009 were 0.95% and 11.48%, respectively. This compares to ROA of 0.85% and ROE of 9.20% for the first fiscal quarter of 2008.

Interest income for the first fiscal quarter of 2009 increased $184 thousand and interest expense decreased $139 thousand from the same period last year. The net interest margin increased to 4.56% for the quarter ended September 30, 2008 compared to 4.42% for the previous quarter ended June 30, 2008. The Corporation’s yield on average interest-earning assets declined to 6.28% for the three months ended September 30, 2008 from 7.01% for the same period last year. The Corporation’s cost of funds decreased from 3.08% for the three months ended September 30, 2007 to 2.26% for the three months ended September 30, 2008.

Other income was $663 thousand for the first fiscal quarter of 2008 compared with $637 for the quarter ended June 30, 2008 and $561 for the quarter ended September 30, 2007. Within other income, service charges on deposit accounts increased by $99 thousand from the same period last year. Other expenses increased $202 thousand, or 9.9%, for the first fiscal quarter of 2009 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated “our first quarter results were very solid during this period, particularly given the unprecedented market turmoil the economy has been experiencing. Our results continue to be positively impacted by a strong net interest margin and a 15.0% increase year over year in the net interest income due to continued growth in earning assets and core deposits. In addition, our capital levels remain sufficiently above the regulatory “well capitalized” threshold to allow for future growth.”

Assets at September 30, 2008 totaled $238.3 million, an increase of $5.2 million from June 30, 2008. From June 30, 2008, available-for-sale securities increased by $2.4 million, total loans increased by $2.0 million and deposits increased $2.3 million.

Non-performing assets were $1.8 million at September 30, 2008, compared with $1.4 million at June 30, 2008 and $0.8 million at September 30, 2007. The increase in non-performing assets from June 30, 2008 was mainly related to one loan relationship within the commercial real estate portfolio.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the Internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, competitive and regulatory factors and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

September 30, 2008

(Dollars in thousands, except per share data)

	Three Month Periods Ended
	September 30, 2008	June 30, 2008	September 30, 2007
EARNINGS:
Net interest income	$2,473	$2,305	$2,150
Provision for loan losses	147	109	100
Other income	663	637	561
Other expenses	2,247	2,247	2,045
Income tax expense	172	121	126
Net income	570	465	440

Net income per share –
Basic	$0.28	$0.23	$0.21

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.95%	0.80%	0.85%
Return on average equity	11.48	9.12	9.20
Net interest margin (fully tax equivalent)	4.56	4.42	4.68

MARKET DATA:
Book value/common share	$9.42	$9.64	$9.43
Market close, bid	$13.50	12.30	$12.25
Period end common shares	2,029,558	2,029,558	2,052,434
Average equity/average assets	8.24%	8.82%	9.28%
Average common shares	2,029,558	2,029,558	2,061,847

ASSET QUALITY:
Net charge-offs	$13	$56	$41
Non-performing assets	1,832	1,433	828
Allowance for loan losses (ALLL)	1,843	1,709	1,440
Net charge-offs to Total Loans (Annualized)	0.03%	0.15%	0.12%
ALLL to Total Loans	1.19%	1.12%	1.00%

ENDING BALANCES:
Assets	$238,322	$233,077	$207,070
Deposits	191,113	188,844	171,718
Loans, net	152,464	150,641	141,925
Securities, available-for-sale	61,597	59,212	47,505
Federal Home Loan Bank borrowings	10,555	10,601	5,147
Shareholders’ Equity	19,118	19,571	19,363